Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 3 of Registration Statement No. 333-111972 of Reynolds American Inc. on Form S-4 of our report dated March 1, 2004 related to the combined consolidated financial statements of Brown & Williamson Tobacco Corporation/Lane Limited as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 appearing in the prospectus, which is part of this amended registration statement.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this Amendment No. 3 to the Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Louisville, Kentucky
May 13, 2004